    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                  ACE LIMITED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CAYMAN ISLANDS                        [NOT APPLICABLE]
    (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                     NUMBER)

           THE ACE BUILDING                     CT CORPORATION SYSTEM
         30 WOODBOURNE AVENUE                       1633 BROADWAY
        HAMILTON HM 08, BERMUDA               NEW YORK, NEW YORK 10019
            (441) 295-5200                         (212) 664-1666
   (ADDRESS, INCLUDING ZIP CODE, AND     (NAME, ADDRESS, INCLUDING ZIP CODE,
TELEPHONE NUMBER, INCLUDING AREA CODE,  AND TELEPHONE NUMBER, INCLUDING AREA
  OF REGISTRANT'S PRINCIPAL EXECUTIVE        CODE, OF AGENT FOR SERVICE)
               OFFICES)

                                  COPIES TO:
             PETER N. MEAR                         EDWARD S. BEST
     GENERAL COUNSEL AND SECRETARY              MAYER, BROWN & PLATT
              ACE LIMITED                     190 SOUTH LASALLE STREET
           THE ACE BUILDING                    CHICAGO, ILLINOIS 60603
         30 WOODBOURNE AVENUE                      (312) 782-0600
        HAMILTON HM 08 BERMUDA
            (441) 295-5200

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.


  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]


  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]


  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                     PROPOSED            PROPOSED
  TITLE OF EACH CLASS OF                              MAXIMUM             MAXIMUM            AMOUNT OF
     SECURITIES TO BE             AMOUNT          OFFERING PRICE         AGGREGATE         REGISTRATION
        REGISTERED           TO BE REGISTERED      PER SHARE (1)    OFFERING PRICE (1)          FEE
-------------------------------------------------------------------------------------------------------
Ordinary Shares, par value
 $0.041666667 per share..    14,328,010 shares        $35.00          $501,480,350.00       $147,937.00

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(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for purposes of determining the registration fee, based on the average of the high and low sale prices of the registrant's Ordinary Shares as reported on the New York Stock Exchange Composite Tape on August 6, 1998.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1998

PROSPECTUS

                               14,328,010 SHARES

                                  ACE LIMITED

                                ORDINARY SHARES
                            (PAR VALUE 0.041666667)

  This Prospectus relates to 14,328,010 Ordinary Shares (the "Shares"), par value $0.041666667 per share, of ACE Limited, a Cayman Islands company (the "Company"), which may be offered from time to time by certain shareholders of the Company (the "Selling Shareholders"). The Shares covered by this Prospectus were issued to the Selling Shareholders in connection with the acquisition on July 9, 1998, by the Company of Tarquin Limited ("Tarquin"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

  The Selling Shareholders directly, or through agents, dealers or underwriters designated from time to time, may sell the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the number of Shares to be sold, purchase price, public offering price, the names of the Selling Shareholders, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Shareholders from the sale of the Common Stock offered hereby will be the purchase price thereof less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company. The Company has agreed to pay certain expenses of the offering contemplated hereby. See "Plan of Distribution."

  The Selling Shareholders and any dealers, agents or underwriters that participate with any Selling Shareholder in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit from the resale of Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of information regarding indemnification arrangements.

  The Shares are listed on New York Stock Exchange (the "NYSE") under the symbol "ACL." On August 6, 1998, the last reported sales price of the Shares on the NYSE was $35 1/16 per share.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                 ------------

                        Prospectus dated August   , 1998

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE ORDINARY SHARES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING MADE HEREBY. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

  No action has been or will be taken in any jurisdiction by the Company or any Selling Shareholder that would permit a public offering of the Shares or possession or distribution of this Prospectus or any accompanying Prospectus Supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus or any accompanying Prospectus Supplement comes are required by the Company and the Selling Shareholders to inform themselves about and to observe any restrictions as to the offering of the Shares and the distribution of this Prospectus and any accompanying Prospectus Supplement.

  No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                               ----------------

  FOR NORTH CAROLINA INVESTORS: THE OFFERED SECURITIES HAVE NOT BEEN APPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT. THE BUYER IN NORTH CAROLINA UNDERSTANDS THAT NEITHER THE COMPANY NOR ITS SUBSIDIARIES ARE LICENSED IN NORTH CAROLINA PURSUANT TO CHAPTER 58 OF THE NORTH CAROLINA GENERAL STATUTES, NOR COULD THEY MEET THE BASIC ADMISSIONS REQUIREMENTS IMPOSED BY SUCH CHAPTER AT THE PRESENT TIME.

                               ----------------

  NO OFFERED SECURITIES MAY BE OFFERED OR SOLD IN THE CAYMAN ISLANDS. PERSONS RESIDENT IN BERMUDA FOR BERMUDA EXCHANGE CONTROL PURPOSES MAY REQUIRE THE PRIOR APPROVAL OF THE BERMUDA MONETARY AUTHORITY IN ORDER TO ACQUIRE ANY OFFERED SECURITIES.

                               ----------------

  In this Prospectus, references to "$" are to United States currency, and the terms "United States" and "U.S" mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or at the Commission's worldwide web site at http://www.sec.gov. The Company's Ordinary Shares are listed on the NYSE and any reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 1-11778) are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended September 30, 1997; (ii) Quarterly Report on Form 10-Q for the quarter ended December 31, 1997; (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (iv) Current Report on Form 8-K, as amended (Date of earliest event reported: January 2, 1998); (v) Current Report on Form 8-K (Date of earliest event reported: March 25, 1998); (vi) Current Report on Form 8-K (Date of earliest event reported: April 1, 1998); (vii) Current Report on Form 8-K (Date of earliest event reported: June 16, 1998);
(viii) Current Report on Form 8-K (Date of earliest event reported: July 6,
1998); (ix) Current Report on Form 8-K (Date of earliest event reported: July 9, 1998); and (x) the description of the Ordinary Shares included in the Registration Statement on Form 8-A dated March 2, 1993, as amended by Amendment No. 1 thereto dated March 11, 1993, filed under Section 12 of the Exchange Act.

  All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made hereby, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, ACE Limited, The
ACE Building, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda (telephone (441) 295-5200, facsimile (441) 295-5221).

                    ENFORCEMENT OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

  The Company is a Cayman Islands company and certain of its officers and directors are residents of various jurisdictions outside of the United States. All or a substantial portion of the assets of the Company and such officers and directors, at any one time, are or may be located in jurisdictions outside of the United States. Therefore, it ordinarily could be difficult for investors to effect service of process within the United States on any of the parties who reside outside the United States or to recover against them on judgments of United States courts predicated upon civil liability under the United States federal securities laws. Notwithstanding the foregoing, the Company has appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent to receive service of process with respect to actions against it arising out of or in connection with the United States federal securities laws or out of violations of such laws in any federal or state court in the United States, in any case relating to the transactions covered by this Prospectus. The Company has been advised by Maples and Calder, its Cayman Islands counsel, that there is doubt as to whether the courts of the Cayman Islands would enforce (i) judgments of United States courts obtained in actions against such persons or the Company predicated solely upon United States federal securities laws and (ii) original actions brought in the Cayman Islands against such persons or the Company predicated solely upon United States federal securities laws. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to that jurisdiction's public policy.

                                  THE COMPANY

  ACE Limited is a holding company incorporated with limited liability under the Cayman Islands Companies Law (1995 Revision) and maintains its principal business office in Bermuda. The Company, through its Bermuda-based operating subsidiaries, A.C.E. Insurance Company, Ltd., Corporate Officers & Directors Assurance Ltd., Tempest Reinsurance Company Limited and CAT Limited, provides property and casualty insurance and reinsurance for a diverse group of international clients. Through its U.S.-based subsidiary, ACE USA, Inc., the Company provides property and casualty insurance to a broad range of clients in the United States. The Company also provides funds at Lloyd's of London to support underwriting by syndicates managed by Methuen Underwriting Limited, Charman Underwriting Agencies Ltd., ACE London Aviation Limited and ACE London Underwriting Limited, its indirect wholly owned subsidiaries. Also, ACE Insurance Company Europe Limited, a part of the International Financial Services Centre in Dublin, Ireland, has a license to write all 18 classes of non-life insurance in all member states of the European Union.

  Through a joint venture, Sovereign Risk Insurance Ltd., the Company provides political risk insurance coverage. Through another joint venture, ACE Capital Re Limited, the Company writes both traditional and custom-designed programs covering financial guaranty, mortgage guaranty and a broad range of financial risks.

  The Company's principal executive offices are located at The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda, and its telephone number is
(441) 295-5200.

                            THE TARQUIN ACQUISITION

  On July 9, 1998, the Company acquired (the "Tarquin Acquisition") Tarquin, a UK-based holding company which owns Lloyd's managing agency Charman Underwriting Agencies Ltd. ("CUA"), and Tarquin Underwriting Limited ("TUL"), its corporate capital provider. As a result of the Tarquin Acquisition, the Company is the largest managing agency group in the Lloyd's market in terms of capacity under a single management, managing approximately 9.3 percent of the total underwriting capacity at Lloyd's.

  The Charman syndicates 488 and 2488 are leading international underwriters of short-tail marine, aviation, political risk and specialty property-casualty insurance and reinsurance. The acquisition complements the Company's existing Lloyd's businesses and enhances the Company's already leading position in both aviation and marine underwriting.

  In connection with the Tarquin Acquisition, the Company issued 14,328,010 Ordinary Shares to the Selling Shareholders of Tarquin, which shares are being offered hereby. It is anticipated that the transaction will be accounted for on a "pooling of interests" basis. The combined entities are expected to incur approximately $60 million of non-recurring and transaction-related expenses.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders, nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit. The Company has agreed to pay all expenses related to the registration of the Shares. See "Selling Shareholders" and "Plan of Distribution."

                                 THE OFFERING

  All of the 14,328,010 Ordinary Shares offered hereby are being sold by the Selling Shareholders. The offered Shares were issued to the Selling Shareholders pursuant to the Share Purchase Agreement (the "Agreement") dated June 15, 1998, in which the Company acquired the outstanding share capital of Tarquin. See "The Tarquin Acquisition."

                             SELLING SHAREHOLDERS

  All of the Ordinary Shares offered hereby will be sold for the account of the Selling Shareholders. Information regarding the Selling Shareholders is set forth in the following table. Each Selling Shareholder who is an individual was formerly employed by, or otherwise affiliated with, Tarquin, and is now employed by the Company. The information assumes that the Selling Shareholders sell all of the Ordinary Shares offered hereby. The Selling Shareholders may purchase and sell Ordinary Shares not covered by this Prospectus from time to time.

                                                    SHARES OWNED
                                                    PRIOR TO THE  SHARES BEING
NAME OF SELLING SHAREHOLDER                           OFFERING   OFFERED HEREBY
---------------------------                         ------------ --------------
J R Charman(1)(2)..................................    809,649       809,649
J J Lloyd(1)(3)....................................    246,145       246,145
S J Hayes..........................................    101,957       101,957
J J B Skinner(1)...................................      7,569         7,569
R D H Brindle......................................    507,544       507,544
D G Penney.........................................    202,583       202,583
G A Arnott.........................................    341,857       341,857
J W Gressier.......................................     48,737        48,737
A P Ryan...........................................    101,957       101,957
M King.............................................      9,462         9,462
C Langley..........................................      9,524         9,524
G L Luben..........................................     36,354        36,354
I N Holland........................................      7,498         7,498
J A Battle.........................................     27,745        27,745
T W H Wood.........................................     28,487        28,487
R D Mills..........................................      6,597         6,597
R A Strachan.......................................     50,977        50,977
R D Paton..........................................        946           946
D J Rouse..........................................        946           946
P N McCracken......................................      3,784         3,784
H Frake............................................      5,677         5,677
F J Donaldson......................................      1,892         1,892
R M Bullen.........................................      3,784         3,784
T M Taylor.........................................      5,096         5,096
K S Jones..........................................        473           473
C C Rann...........................................        946           946
D J Rayner.........................................        946           946
I Constable........................................      1,892         1,892
Charman Trustees Limited...........................     24,619        24,619
EBCAM Nominees (Jersey) Ltd. re JRC Children's
 Settlement .......................................    749,686       749,686(4)
EBCAM Nominees (Jersey) Ltd. re the Dragon Trust...  1,686,352     1,686,352(4)
Insurance Partners Charman (Bermuda) L.P...........  5,274,332     5,274,332
Insurance Partners Offshore (Bermuda) L.P..........  2,678,281     2,678,281
Phemus Corporation.................................  1,343,666     1,343,666

--------
(1) Former Director of Tarquin Limited.
(2) Chief Executive Officer and Director of ACE London Services Limited.
(3) Finance Director of ACE London Services Limited.
(4) J R Charman may be deemed to be the beneficial owner of the securities offered hereby.

                    TAXATION OF SHAREHOLDERS OF THE COMPANY

  The following summary of the taxation of shareholders of the Company is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

  Statements made below as to Cayman Islands law are based on the opinion of Maples and Calder, Cayman Islands counsel to the Company. Statements made below as to Bermuda law are based on the opinion of Conyers, Dill & Pearman, Bermuda counsel to the Company. Statements made below as to United States law are based upon the opinion of Mayer, Brown & Platt, United States counsel to the Company.

CAYMAN ISLANDS TAXATION

  Dividends paid by the Company are not subject to Cayman Islands withholding tax.

BERMUDA TAXATION

  Currently, there is no Bermuda withholding tax on dividends paid by the Company.

UNITED STATES TAXATION OF U.S. AND NON-U.S. SHAREHOLDERS

 Summary

  The following summary is qualified in its entirety by the more detailed discussions set forth below:

  . In any fiscal year in which the gross related person insurance income
    ("RPII") of any foreign insurance
   company subsidiary of the Company is 20 percent or more of such insurance company subsidiary's gross insurance income for such fiscal year, U.S. persons who own Ordinary Shares on the last day of such subsidiary's fiscal year may be required to include their pro rata share of such insurance company subsidiary's RPII, as described below, in their income for their taxable year which includes the last day of the subsidiary's fiscal year and report such amount on the U.S. income tax or information returns that they would normally file for that taxable year. They also would be required to attach to their returns Internal Revenue Service ("IRS") Form 5471, which shows the calculation of RPII and certain other information about the Company. Although no assurances can be given, the Company believes that RPII will be less than 20 percent of gross insurance income for the current and future fiscal years.

  . IF RPII reporting is required for a particular fiscal year, the Company will send to each shareholder who owned Ordinary Shares on the last day of such year a Form 5471 completed with all Company information (including the amount of RPII) and instructions for completing the shareholder information. Tax-exempt organizations may be required to report their share of RPII for any taxable year in which RPII reporting is required on the information return that such tax-exempt organizations would normally file for the year that includes the last day of such tax year and attach to that return Form 5471.

  . Gain from the sale or exchange of Ordinary Shares that would otherwise be capital gain will not be treated as ordinary income pursuant to Code section 1248 of the U.S. Internal Revenue Code (the "Code"). It is possible, however, that the IRS might interpret regulations proposed by the U.S. Treasury Department, or that the Treasury Department might amend such regulations, to apply section 1248 and the requirement to file Form 5471 to dispositions of Ordinary Shares. If the IRS or Treasury Department were to take such action, the Company would notify shareholders that Section 1248 will apply to dispositions of Ordinary Shares. Under current law, U.S. persons (including tax-exempt organizations) who own less than 10 percent of the Ordinary Shares and sell or exchange Ordinary Shares will not be required to file Form 5471 with respect to such dispositions.

 RPII

  The following discussion generally is applicable only if the RPII of any of the Company's foreign insurance company subsidiaries, determined on a gross basis, is 20 percent or more of that insurance company subsidiary's gross insurance income for the taxable year. For the Company's most recent fiscal year ended September 30, 1997, the Company believes gross RPII of each of its foreign insurance company subsidiaries was below 20 percent for the year. Although no assurances can be given, the Company anticipates that gross RPII of each of its foreign insurance company subsidiaries will be less than 20 percent of each such subsidiary's gross insurance income for subsequent years and will endeavor to take such steps as it determines to be reasonable to cause its gross RPII to remain below such level.

 Classification of the Company as a Controlled Foreign Corporation

  Under section 951(a) of the Code, each "United States shareholder" of a "controlled foreign corporation" ("CFC") must include in its gross income for United States federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. Under Code section 951(b), any U.S. corporation, citizen, resident or other U.S. person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Code section 958(b), generally applying to family members, partnerships, estates, trusts or controlled corporations) 10 percent or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "United States shareholder." In general, a foreign corporation is treated as a CFC only if such "United States shareholders" collectively own more than 50 percent (more than 25 percent for certain insurance companies) of the total combined voting power or total value of the corporation's stock for an uninterrupted period of 30 days or more during any tax year. The Company believes that because of the wide dispersion of its share ownership and because under its Articles of Association no single shareholder is permitted to hold as much as 10 percent of its total combined voting power, it is not a CFC under the foregoing general rules.

 RPII Companies

  Different definitions of "United States shareholders" and "controlled foreign corporation" are applicable in the case of a foreign corporation which earns RPII. RPII is defined in Code section 953(c)(2) as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "United States shareholder" or a "related person" to such a shareholder. The proposed regulations provide that, in general, "insurance income is income (including premium and investment income) attributable to the issuing or reinsuring of any insurance or annuity contract in connection with risks located in a country . . . other than the country under the laws of which the controlled foreign corporation is created or organized and which would be taxed under [the portions of the Code relating to insurance companies] if the income were the income of a domestic insurance company."

  Generally, the term "related person" for this purpose means someone who controls or is controlled by the U.S. shareholder or someone who is controlled by the same person or persons which control the U.S. shareholder. Control is measured by either more than 50 percent in value or more than 50 percent in voting power of stock applying constructive ownership principles similar to the rules of section 958 of the Code. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules similar to those contained in section 958, more than 50 percent measured by vote or value, of the stock of the corporation. For purposes of inclusion of the Company's insurance company subsidiaries' RPII in the income of United States shareholders, unless an exception applies, the term "United States shareholder" includes all U.S. persons who beneficially own any amount (rather than 10 percent or more) of the Company's stock. An insurance company subsidiary of the Company will be treated as a CFC if such U.S. persons are treated as owning 25 percent or more of the stock of the insurance company subsidiary.

  In determining the "United States shareholders" of the Company's foreign insurance company subsidiaries, stock of the Company's foreign insurance company subsidiaries held indirectly by U.S. persons through the Company or any other non-U.S. entity is treated as held by United States shareholders.

 RPII Exceptions

  The special RPII rules do not apply if (A) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated as owning less than 20 percent of the voting power and less than 20 percent of the value of the stock of the Company's insurance company subsidiaries (which exception is not anticipated to apply to the Company and its subsidiaries), (B) the RPII of each of the Company's foreign insurance company subsidiaries, determined on a gross basis, is less than 20 percent of each such subsidiary's gross insurance income for the taxable year, (C) a foreign insurance company subsidiary of the Company elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a United States trade or business, or
(D) a foreign insurance company subsidiary of the Company elects to be treated as a United States corporation. Where none of these exceptions applies, each United States person owning or treated as owning stock in the Company (and therefore, indirectly, in a foreign insurance company subsidiary of the Company) on the last day of an insurance company subsidiary's fiscal year will be required to include in its gross income for United States federal income tax purposes its share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to such United States shareholders at that date, but limited by the insurance company subsidiaries' current-year earnings and profits and by the U.S. shareholder's share, if any, of prior-year deficits in earnings and profits.

 Computation of RPII

  In order to determine how much RPII the Company has earned in each fiscal year, the Company obtains and relies upon information from its insureds to determine whether any of the insureds or persons related to such insureds own shares of the Company and are U.S. persons. The Company currently sends, and intends to continue to send, a letter after each fiscal year to each person who was an insured during the year asking the insured to represent whether it was a U.S. shareholder of the Company or related to a U.S. shareholder during the year. For any year in which gross RPII is 20 percent or more of a foreign insurance company subsidiary's gross insurance income for the year, the Company may also seek information from its shareholders as to whether beneficial owners of Ordinary Shares at the end of the year are United States persons so that the RPII may be determined and apportioned among such persons. The Company will inform all shareholders of RPII per share and U.S. shareholders are obligated to file a return reporting such amounts. To the extent the Company is unable to determine whether a beneficial owner of shares is a U.S. person the Company may assume that such owner is not a U.S. person for the purpose of allocating RPII, thereby increasing the per share RPII amount for all U.S. shareholders.

  If, as anticipated, RPII of each of the Company's foreign insurance company subsidiaries is less than 20 percent of gross insurance income for the current and subsequent fiscal years, U.S. shareholders will not be required to include RPII in their taxable income for such years. The Company's estimate of its insurance company subsidiaries' gross insurance income constituting RPII is based on information provided to the Company by insureds of those insurance company subsidiaries concerning whether the insureds are "United States shareholders" or "related persons" thereto. The amount of RPII includible in the income of a U.S. shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

 Apportionment of RPII to U.S. Shareholders

  Every U.S. person who owns Ordinary Shares on the last day of any fiscal year of a foreign insurance company subsidiary in which such insurance company subsidiary's gross insurance income constituting RPII for that year equals or exceeds 20 percent of that insurance company subsidiary's gross insurance income should expect that for such year it will be required to include in gross income its share of that insurance company subsidiary's RPII for the entire year, whether or not distributed, even though it may not have owned the shares for the entire year. A U.S. person who owns Ordinary Shares during such fiscal year but not on the last day of the fiscal year, which would normally be September 30, is not required to include in gross income any part of the Company's insurance company subsidiaries' RPII.

  The tax consequences of RPII will not be applicable in any future fiscal year in which the gross insurance income attributable to U.S. shareholders is less than 20 percent of the gross insurance income of any of the Company's insurance subsidiaries. See "Taxation of Shareholders of the Company--United States Taxation of U.S. and Non-U.S. Shareholders--RPII." The Company expects that the gross insurance income of its foreign insurance company subsidiaries attributable to U.S. shareholders for its current and subsequent fiscal years will be below 20 percent of the gross insurance income of each such insurance company subsidiary.

 Information Reporting

  Each U.S. person who is a shareholder of the Company on the last day of a fiscal year of a foreign insurance company subsidiary in which such foreign insurance company subsidiary's gross RPII constitutes 20 percent or more of that foreign insurance company subsidiary's gross insurance income must attach to the income tax or information return it would normally file for the period which includes that date a Form 5471 with respect to the Company. This filing requirement applies if the Company is a CFC for any thirty-day period during its fiscal year whether or not any net RPII income is required to be reported. The foreign insurance company subsidiaries of the Company will not be considered to be CFC's for this purpose and, therefore, Form 5471 will not be required, for any fiscal year in which each such foreign insurance company subsidiary's gross RPII constitutes less than 20 percent of its gross insurance income. U.S. persons who at any time own 10 percent or more of the shares of the Company may be required in certain circumstances to file Form 5471 regardless of the amount of RPII received by the insurance company subsidiaries. For any year in which any of the Company's foreign insurance company subsidiaries' gross RPII constitutes 20 percent or more of their respective gross insurance incomes, the Company intends to mail to all shareholders of record, and will make available at the transfer agent with respect to the Ordinary Shares, Form 5471 (completed with Company information) for attachment to the returns of shareholders. The amounts of the RPII inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. Failure to file Form 5471 may result in penalties.

 Tax-Exempt Shareholders

  U.S. tax-exempt shareholders to which RPII is allocated are required to treat such RPII as unrelated business taxable income within the meaning of Code section 512, except to the extent that RPII is due to insurance or reinsurance of that tax-exempt shareholder or its affiliates.

 Basis Adjustments

  A U.S. shareholder's tax basis in its Ordinary Shares will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distributions by the Company to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The U.S. shareholder's tax basis in its Ordinary Shares will be reduced by the amount of such distributions that are excluded from income. In general, a U.S. shareholder will not be able to exclude from income distributions with respect to RPII that a prior shareholder included in income.

 Dispositions of Ordinary Shares

  Code section 1248 provides that if a U.S. person owns 10 percent or more of the voting shares of a corporation that is a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares in a foreign corporation that earns RPII if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10 percent shareholder or whether RPII constitutes 20 percent or more of the corporation's gross insurance income. Existing Treasury Department regulations do not address whether Code section 1248 would apply when the foreign corporation (such as the Company) is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation.

  The Company believes, based on the advice of counsel, that Code section 1248 will not apply to dispositions of Ordinary Shares because the Company does not have any 10 percent shareholders and the Company is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret proposed regulations under Code section 953 in this manner or that the Treasury Department will not amend the proposed regulations under Code section 953 or other regulations to provide that Code section 1248 will apply to dispositions of shares in a corporation such as the Company which is engaged in the insurance business directly or indirectly through its subsidiaries. If the IRS or Treasury Department were to take such action, the Company would notify shareholders that Code section 1248 will apply to dispositions of Ordinary Shares.

  A shareholder of the Company who at no time owns 10 percent or more of the Ordinary Shares is not required to file IRS Form 5471 with respect to a disposition of Ordinary Shares. A 10 percent U.S. shareholder of the Company may in certain circumstances be required to report a disposition of Ordinary Shares by attaching Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs.

 Foreign Tax Credit

  Because U.S. shareholders own a majority of the Company's shares and because a substantial part of the Company's foreign insurance company subsidiaries' business includes the insurance of U.S. risks, only a portion of the RPII and dividends paid by the Company (including any gain from the sale of Ordinary Shares that is treated as a dividend under Section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. It is likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for certain U.S. shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

 Uncertainty as to Application of RPII

  The RPII provisions of the Code have never been interpreted by the courts. Regulations interpreting the RPII provisions of the Code exist only in proposed form, having been proposed on April 16, 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The description of RPII herein is therefore qualified. Accordingly, the meaning of the RPII provisions and the application thereof to the Company and its subsidiaries is uncertain. These provisions include the grant of authority to the U.S. Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person who is considering an investment in Ordinary Shares should consult his tax advisor as to the effects of these uncertainties.

 Passive Foreign Investment Companies

  Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFIC's"). In general, a foreign corporation will be a PFIC if 75 percent or more of its income constitutes "passive income" or 50 percent or more of its assets produce passive income. If the Company were to be characterized as a PFIC, its United States shareholders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) its shares and a portion of the gain may be recharacterized as ordinary income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125 percent of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the United States shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the holder's period of ownership at the highest marginal tax rate for ordinary income. The interest charge is equal to the applicable rate imposed on underpayments of U.S. Federal income tax for such period.

  The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . ." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In the Company's view, the Company and its wholly-owned direct and indirect subsidiaries are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of their insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25 percent of the stock. Under the look-through rule the Company would be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether the Company qualifies for the aforementioned insurance exception.

  However, no regulations interpreting the substantive PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in Ordinary Shares should consult his tax advisor as to the effects of these rules.

 Other

  Dividends paid by the Company to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by section 243 of the Code.

  Except as discussed below with respect to backup withholding, dividends paid by the Company will not be subject to a U.S. withholding tax.

  Nonresident alien individuals will not be subject to U.S. estate tax with respect to Ordinary Shares of the Company.

  Information reporting to the IRS by paying agents and custodians located in the U.S. will be required with respect to payments of dividends (if any) on the Ordinary Shares to U.S. persons or to paying agents or custodians located in the United States. In addition, a holder of Ordinary Shares may be subject to backup withholding at the rate of 31 percent with respect to dividends paid by such persons, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular Federal income tax liability.

  Subject to certain exceptions, persons that are not U.S. persons will be subject to United States Federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Ordinary Shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States.

  The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (i) under "Taxation of Shareholders of the Company--Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, Hamilton, Bermuda, (ii) under "Taxation of Shareholders of the Company--Cayman Islands Taxation" is based upon the advice of Maples and Calder, George Town, Cayman Islands, British West Indies, and (iii) under "Taxation of Shareholders of the Company--United States Taxation of U.S. and Non-U.S. Shareholders" is based upon the advice of Mayer, Brown & Platt, Chicago, Illinois (the advice of such firms does not include any factual accounting matters, determinations or conclusions such as RPII amounts and computations and amounts of components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the Company's business or activities, all of which have been supplied by the Company). The summary is based upon current law and is for general information only. The tax treatment of a holder of Ordinary Shares, or of a person treated as a holder of Ordinary Shares for United States Federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Ordinary Shares. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF OWNING THE ORDINARY SHARES.

                             PLAN OF DISTRIBUTION

  Any sale of the Shares by the Selling Shareholders will be for their own account. The Company will receive none of the proceeds from the sale of the Shares.

  The Company is registering the Shares offered by the Selling Shareholders hereunder pursuant to the Agreement. Pursuant to the Agreement, the Company has agreed to pay all the expenses connected with this registration. However, the Selling Shareholders will be responsible for any selling commission with respect to any sale of the Shares, any taxes with respect to any disposition, sale or transfer of the Shares, and for any legal, accounting and other expenses incurred by the Selling Shareholders in connection with any offering of Shares hereunder. Any Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares including liabilities arising under the Securities Act.

  The Selling Shareholders may sell the Shares being offered hereby directly to other purchasers, or to or through underwriters, dealers or agents. To the extent required, a Prospectus Supplement with respect to the Shares will set forth the terms of the offering of the Shares, including the name(s) of any underwriters, dealers or agents, the name(s) of the Selling Shareholders, the number of Shares to be sold, the price of the offered Shares, any underwriting discounts or other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers.

  The Shares offered hereby may be sold from time to time directly by the Selling Shareholders or, alternatively, through underwriters, broker-dealers or agents. Such Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Shares offered hereby or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell the Shares offered hereby short and deliver such Shares to close out such short positions, or loan or pledge such Shares to broker-dealers that in turn may sell such securities. The Shares offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

  Any Selling Shareholder and any such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be deemed "underwriters" as that term is defined by the Securities Act.

  To the extent required, the underwriter or underwriters with respect to a particular underwritten offering of Shares (if any) will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Shares in an underwritten offering will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Shares if any is purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If a dealer is utilized in the sale of any Shares in respect of which this Prospectus is delivered, the Selling Shareholders may sell such Shares to the dealer, as principal. The dealer may then resell such Shares to the public at varying prices to be determined by such dealer at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  In connection with the sale of the Shares offered hereby, underwriters or agents may receive compensation from the Selling Shareholders or from purchasers of such shares for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Shares may be deemed to be underwriters, and any such compensation received by them and any profit on the resale of shares by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  The Shares are listed on the NYSE. Any underwriters to whom Shares are sold by the Selling Shareholders for public offering and sale may make a market in such Shares, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Shares.

  In connection with the offering made hereby, persons participating in the offering, such as any underwriters, may purchase and sell Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Shares, and syndicate short positions involve the sale by underwriters of a greater number of Ordinary Shares than they are required to purchase from the Selling Shareholders in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Shares sold in the offering for their account may be reclaimed by the syndicate if such Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Shares, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

                                 LEGAL MATTERS

  Certain legal matters with respect to Cayman Islands law and with respect to the validity of the Shares offered hereby will be passed upon for the Company by Maples and Calder, George Town, Grand Cayman, Cayman Islands, British West Indies. Certain legal matters with respect to Bermuda law will be passed upon for the Company by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters with respect to United States law will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements as of September 30, 1997 and 1996 and for each of the fiscal years in the three-year period ended September 30, 1997, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 have been so incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses in connection with the distribution of the securities registered hereby:

      Securities and Exchange Commission registration fee............. $147,937
      NYSE listing fee................................................   50,150
      Accounting fees and expenses....................................   20,000
      Legal fees and expenses.........................................   15,000
      Printing fees...................................................   15,000
      Miscellaneous...................................................   20,000
                                                                       --------
          Total....................................................... $268,087
                                                                       ========

  All of the above fees, costs and expenses will be paid by the Company and, other than the SEC registration fee, all fees and expenses are estimates.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Section 100 of the Company's Articles of Association contains provisions with respect to indemnification of the Company's officers and directors. Such provision provides that the Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company, against any liability or expense actually and reasonably incurred by such person in respect thereof. The Company may also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise.

  The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands would indicate that indemnification is generally permissible except in the event that there had been fraud or wilful default on the part of the officer or director or reckless disregard of his duties and obligations to the company.

  Directors and officers of the Company are also provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy. Coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims first made against the insureds or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insureds prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers of the Company, or any other matter claimed against them by reason of their being directors or officers of the Company. Certain of the Company's directors are provided, by their employer, with indemnification against certain liabilities incurred as directors of the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  See Exhibit Index included herewith which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement including any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ACE LIMITED CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HAMILTON, BERMUDA, ON AUGUST 6, 1998.

                                          ACE Limited

                                                /s/ Christopher Z. Marshall
                                          By:__________________________________
                                            Name: Christopher Z. Marshall
                                            Title: Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON AUGUST 6, 1998.

                   NAME                                        TITLE
                   ----                                        -----


                    *                       Chairman, President and Chief Executive
___________________________________________   Officer
             Brian Duperreault

      /s/ Christopher Z. Marshall           Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
          Christopher Z. Marshall

                     *                      Vice Chairman; Director
___________________________________________
               Donald Kramer

                     *                      Director
___________________________________________
             Michael G. Atieh

                     *                      Director
___________________________________________
             Bruce L. Crockett

                     *                      Director
___________________________________________
           Jeffrey W. Greenberg

                     *                      Director
___________________________________________
            Meryl D. Hartzband

                     *                      Director
___________________________________________
            Robert M. Hernandez


                     *                      Director
___________________________________________
              Peter Menikoff

                     *                      Director
___________________________________________
              Thomas J. Neff
                     *                      Director
___________________________________________
              Glen M. Renfrew

                     *                      Director
___________________________________________
              Walter A. Scott

                     *                      Director
___________________________________________
             Dermot F. Smurfit
                     *                      Director
___________________________________________
             Robert W. Staley

                     *                      Director
___________________________________________
              Gary M. Stuart
                     *                      Director
___________________________________________
              Sidney F. Wentz


    /s/ Christopher Z. Marshall
*By:_________________________________
        Christopher Z. Marshall
           Attorney-in-Fact

                           AUTHORIZED REPRESENTATIVE

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the undersigned as the duly authorized representative of the registrant in the United States.

                                                 /s/ Brian Duperreault
                                          _____________________________________
                                                     Brian Duperreault

Date: August 6, 1998

                               INDEX TO EXHIBITS

     EXHIBIT
     NUMBER                         DOCUMENT DESCRIPTION
     -------                        --------------------
      2.1    Share Purchase Agreement, dated as of June 15, 1998 by and among the Company, Tarquin Limited, Charman Group Limited and the
             Selling Shareholders (including the registration rights provisions thereof included in Schedule 2 thereto) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (Date of earliest event reported: July 9, 1998)).
      4.1    Memorandum of Association of the Company (incorporated by
             reference to Exhibit 3.1 to the Registration Statement on Form S-1
             of the Company (No. 33-57206))
      4.2    Amended and Restated Articles of Association of the Company
             (incorporated by reference to Exhibit 3.2 to the Registration
             Statement on Form S-1 of the Company (No. 33-57206))
      4.3    Special resolution of the shareholders of the Company, effective
             March 2, 1998, amending Article 6 of the Company's Memorandum of
             Association and Article 4(a) of the Company's Amended and Restated
             Articles of Association (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 of the Company (No. 333-
             49257))
      4.4    Special resolution of the shareholders of the Company, effective
             March 2, 1998, amending Article 33 of the Company's Amended and
             Restated Articles of Association (incorporated by reference to
             Exhibit 4.4 to the Registration Statement on Form S-3 of the
             Company (No. 333-49257))
      4.5    Specimen certificate representing Ordinary Shares (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1
             of the Company (No. 33-57206))
      5.1    Opinion of Maples and Calder as to the legality of the Ordinary
             Shares
      8.1    Opinion of Maples & Calder as to certain Cayman Islands tax matters
      8.2    Opinion of Mayer, Brown & Platt as to certain U.S. tax matters
      8.3    Opinion of Conyers, Dill & Pearman as to certain Bermuda tax matters
     23.1    Consent of PricewaterhouseCoopers L.L.P.
     23.2    Consents of Maples and Calder (included in its opinions filed as
             Exhibits 5.1 and 8.1)
     23.3    Consent of Mayer, Brown & Platt (included in its opinion filed as
             Exhibit 8.2)
     23.4    Consent of Conyers, Dill & Pearman (included in its opinion filed as Exhibit 8.3)
     24.1    Powers of Attorney
     99.1    Appointment of CT Corporation System as U.S. agent for service of process (incorporated by reference to Exhibit 99.1 to Registration
             Statement on Form S-1 (No. 33-72118))
     99.2    Confirmation of appointment of CT Corporation System as U.S. agent for service of process (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-3 of the Company (No. 333-
             49257))